Exhibit 99.2

CONNECTURE, INC.

CHARTER OF

THE INVESTOR COMMITTEE

OF THE BOARD OF DIRECTORS

As adopted by the Board on March 9, 2017, effective as of March 10, 2017

I.STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Investor Committee (the “Committee”) of the Board of Directors (the “Board”) of Connecture, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.  The Committee was duly formed on March 9, 2017 (effective as of March 10, 2017) by the Board in accordance with the terms of that certain Investor Rights Agreement, dated as of March 10, 2017 (the “Investor Rights Agreement”), as may be amended from time to time, by and among the Company and certain holders of the Company’s outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (collectively, the “Preferred Stock” and such holders entitled to rights pursuant to the Investor Rights Agreement, the “Preferred Holders”).

The primary responsibilities of the Committee are, pursuant to authority delegated to it by the Board, to: (a) in its sole discretion, approve resolutions increasing or decreasing the size of the Board or any committee of the Board in connection with the election or removal of individuals designated to become Board members by the Preferred Holders pursuant to the Investor Rights Agreement (the “Designated Directors”); (b) evaluate the qualifications of Designated Directors; (c) in its sole discretion, elect Designated Directors to fill vacancies on the Board; and (d) consider committee member qualifications, appointment and removal with respect to Designated Directors and in its sole discretion, appoint Designated Directors to committees of the Board.

II.ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be appointed by the Board and shall be comprised entirely of Designated Directors.  This Committee shall continue in existence consistent with the terms of the Investor Rights Agreement.

Each member of the Committee shall serve until his or her successor is duly elected and qualified or until such member’s earlier resignation, removal or death.  Any member of the Committee may only be removed or replaced by the other members of the Committee, or in the absence of any members on the Committee, by the Designated Directors of the Board, or in the absence of any Designated Directors on the Board, upon the instruction of the Preferred Holders.  The members of the Committee may designate a Chair by majority vote of the full Committee membership.  The Chair shall preside at all regular meetings of the Committee and set the agenda for each Committee meeting.

In fulfilling its responsibilities, the Committee shall, to the extent permitted by law, be entitled to delegate duties or responsibilities to one or more subcommittees of the Committee comprised of one or more members of the Committee.

The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for such engagements.  The fees and costs of any consultant or advisor engaged by the Committee to assist the Committee in performing its duties hereunder shall be borne by the Company.

III.MEETINGS

The Committee shall meet as often as it deems necessary or appropriate to fulfill its responsibilities hereunder.  The Committee may meet with management or individual directors at such time as it deems appropriate to discuss any matters before the Committee.  The Committee may request that any employee of the Company attend any of its meetings or meet with any Committee member or consultant.

A majority of the members shall represent a quorum of the Committee and, if a quorum is present, any action approved by at least a majority of the members present (in person or by telephone conference call) shall represent the valid action of the Committee.  The Committee may also take action by unanimous written consent without a meeting.

The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV.COMMITTEE AUTHORITY AND RESPONSIBILITY

To fulfill its responsibilities and duties hereunder, pursuant to authority delegated to it by the Board, the Committee shall have the sole authority to:

a.Upon request of the Preferred Holders pursuant to the Investor Rights Agreement, approve resolutions increasing or decreasing the size of the Board or any committee thereof in connection with the election or removal of Designated Directors;

b.Evaluate the qualifications of Designated Directors;

c.Elect Designated Directors to fill vacancies on the Board and determine the classification of such Board members;

d.Consider committee member qualifications, appointment and removal with respect to Designated Directors and appoint Designated Directors to committees of the Board;

e.Review and reassess the adequacy of this Charter as appropriate and approve amendments as necessary; and

f.Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

V.AMENDMENT

The Charter may only be amended by action of the Committee.

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